HALYARD ASSET MANAGEMENT, LLC

APPENDIX II: CODE OF ETHICS

As an investment adviser, Halyard Asset Management, LLC (the "Firm") stands in a position of trust and confidence with respect to our clients. Accordingly we have a fiduciary duty to place the interests of the fund whose investment portfolio the Firm manages (the "Fund") and the interests of the clients whose accounts the Firm manages, before the interests of the Firm and our employees. In order to assist the Firm and our employees in meeting our obligations as a fiduciary, the Firm has adopted this Code of Ethics (the "Code"). The Code incorporates the following general principles which all Covered Persons (defined below) are expected to uphold:

i	We must at all times place the interests of the Fund and our investors first.
i	All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of a Covered Person’s position of trust and responsibility.
i	Covered Persons must not take any inappropriate advantage of their positions at the Firm.
i	Information concerning the identity of securities and financial circumstances of the Funds and their investors must be kept confidential.
i	Independence in the investment decision-making process must be maintained at all times.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our employees the Firm’s commitment to honesty, integrity and professionalism. Covered Persons should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

I.	Persons Securities, and Accounts Covered by the Code

A.                Covered Persons

The Code applies to each of the Firm’s employees, directors, officers and partners (and any other person who provides advice on behalf of the Firm) who has access to non-public information regarding purchase and sales for Client accounts, is involved in making securities recommendations to Clients, or has access to such recommendations that are non-public (collectively “Covered Persons”). In addition, temporary employees of the Firm, and independent consultants performing tasks normally performed by employees shall be deemed to be Covered Persons for purposes of this Code.

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B.                 Exclusions of Persons Covered by the Code

With the exception of the Chief Financial Officer of Dunn and the Firm, employees, officers or directors of Dunn Capital Management, LLC (“Dunn”) are not deemed to be Covered Persons, and are therefore not subject to the Code. It is the Firm’s policy not to disclose any non-public information regarding purchase and sales for Client accounts with personnel of Dunn. The Firm has established procedures in place to ensure that Dunn personnel are not in a position to have same-day information about Client securities transactions or holdings that can be exploited for their advantage. In addition, Dunn personnel are not involved in making securities recommendations to Clients, and do not have access to such recommendations that are non-public.

C.                Covered Securities and Accounts

The requirements and restrictions contained in the Code apply to all “covered securities” and all “covered accounts”.

1.                  Covered Accounts

The term “covered account” means any securities account held at a broker, dealer or bank which holds securities in which a Covered Person has any direct or indirect “beneficial ownership.” A Covered Person is deemed to have beneficial ownership if the Covered Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant covered security. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”).

Securities in which a Covered Person has a beneficial ownership include those held by or for:

•	A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person for which the Covered Person provides no financial support), domestic partner (of the same or opposite gender) and minor children;
•	Any immediate family members who live in the Covered Person’s household;
•	Any person (i) who is financially dependent on the Covered Person, including those persons residing with the Covered Person and those not residing with the Covered Person, such as financially dependent children away at college, or (ii) for whom the Covered Person provides discretionary advisory services; and
•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

Note: the term “covered account” includes securities accounts that hold any securities, whether or not they are covered securities (such as accounts holding mutual funds). It

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also includes retirement accounts, such as 401(k), SEP and IRA accounts, but not an undivided interest in a pension plan.

2.                  Covered Securities

The term “covered securities” includes all instruments defined as securities under the Investment Advisers Act of 1940 and the Investment Company Act (the “Advisers Act”), in which a Covered Person has any direct or indirect beneficial ownership including but not limited to:

i	Debt and equity securities;
i	Options on securities, on indices, or any other group of securities;
i	Closed-end funds, including exchange-traded funds (“ETFs”);
i	Options entered into on a national securities exchange relating to foreign currencies;
i	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds, private equity funds or venture capital funds), closely-held family businesses and interests held in and through investment clubs;
i	Foreign unit trusts and foreign mutual funds; and
i	Fractional undivided interests in oil, gas or other mineral rights.

The term “covered securities,” however, does not include the following:

i	Direct obligations of the U.S. government (e.g., treasury securities);
i	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;
i	Shares issued by money market funds;
i	Shares issued by publicly-offered open-end funds, other than any such funds managed by the Firm or registered funds whose adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm (each such excluded fund, a “Reportable Fund”); and
i	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

Any questions regarding whether an instrument is a “covered security” should be referred to, and addressed by, the Compliance Officer.

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3.                  Designated Broker-Dealer

Except as authorized by the Compliance Officer, all Covered Persons are required to hold all covered accounts only at Firm designated broker-dealers (the "Designated Broker-Dealers") and to arrange for those broker-dealers to forward to the Compliance Officer duplicate copies of confirmations and account statements either in hard copy or electronically as described below.

The current Designated Broker-Dealers are:

•	Fidelity Investments
•	Vanguard

II.                Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Covered Persons to comply with applicable federal securities laws. These laws include the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

III.             Securities Holdings Reports by Covered Persons

A.                Initial and Annual Holdings Reports

1.	Contents of Holdings Reports

Every Covered Person must submit both initial and annual holdings reports to the Compliance Officer that discloses all holdings of covered securities, whether or not held in any account. Each such report must contain, at a minimum:

a)                  the title and type of covered security, the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each covered security;

b)                  the name of any broker, dealer or bank with which the Covered Person maintains any covered account; and

c)                  the date on which the Covered Person submits the report.

2.                  Timing of Holdings Reports

Each Covered Person must submit a holdings report within the following time frames:

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a)                  no later than 10 days after becoming a Covered Person, and the information contained in the report must be current as of a date no more than 90 days prior to the date of becoming a Covered Person; and

b)                  at least once each year thereafter no later than January 31 (or, if such date falls on a non-business day, the previous business day) of each year and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

3.                  Account Statements

Every Covered Person will, to the extent practicable, instruct each broker, dealer, bank, or other institution at which a covered account is maintained to provide an electronic feed of all covered securities transactions in such account to the Firm.

B.                 Quarterly Transaction Reports

1.	Contents of Transaction Reports

Every Covered Person must submit a quarterly transaction report to the Compliance Officer disclosing (subject to section V.B., below) all transactions in covered securities, whether or not in an account. For each covered securities transaction, the report must contain, at a minimum, the following information:

a)                  the date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each covered security involved;

b)                  the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c)                  the price of the covered security at which the transaction was effected;

d)                 the name of the broker, dealer or bank with or through which the transaction was effected (if applicable); and

e)                  the date on which the Covered Person submits the report.

2.                  Timing of Quarterly Transaction Reports

Each Covered Person must submit a quarterly transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions that occurred during the preceding quarter. Transactions in covered accounts for which the Compliance Officer receives an electronic feed of transactions should be acknowledged on the report, but the details do not need to be listed.

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C.                New Accounts

Each Covered Person must notify the CCO promptly if the Covered Person opens any new covered account or moves an existing covered account to a different broker or custodian.

IV.             Pre-Approval for Purchase or Sale of Covered Securities

Subject to the exemptions below in Part V, every Covered Person shall obtain the written approval of the Compliance Officer, or a designee, prior to purchasing, selling or otherwise disposing of any covered security. This includes transactions initiated by a person other than the Covered Person (e.g., transactions by a Covered Person’s spouse in covered securities in an account in the spouse’s name in which the Covered Person has beneficial ownership).

Covered Persons shall submit such request for approval by submitting a Personal Trading Preapproval Form to the Compliance Officer. A transaction for a Covered Person’s account may be disapproved if it is determined by the Compliance Officer that the Covered Person is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any Client transaction, any of the trading restrictions described below, or this Code. Client transactions include transactions for the Fund or other account managed or advised by the Firm for a fee. Any disapproval of a Covered Person’s transaction shall be in writing. A Covered Person may appeal any such disapproval by written notice to the Compliance Officer within two (2) business days after receipt of notice of disapproval. Such appeal shall be resolved promptly by an independent third party such as external legal counsel.

Covered Persons shall wait to receive authorization before executing any trade. Any application received will be processed promptly so that approval can be given within a reasonable time. In the absence of the Compliance Officer, the applications shall be addressed to either of the Co-Chief Investment Officers, neither of whom will authorize their own Preapproval Forms. To ensure adequate scrutiny, documents concerning the Compliance Officer will be reviewed by a Co-Chief Investment Officer.

A.                Absence of Conflict

Every Covered Person, in completing the Personal Trading Preapproval Form, notifies the Compliance Officer:

•	that he or she does not possess privileged information on the covered securities in question;
•	that he or she is not aware of a projected trade or an investment program in the Funds or separately managed accounts in respect of the security in question;
•	that he or she believes that the projected trade has not been offered to him or her because of his or her position with Halyard and that it is possible for any other person on the same conditions;
•	that he or she believes that the projected trade does not constitute a prohibited activity enumerated in this Code; and
•	that he or she will provide the Compliance Officer with all the information she may require concerning the projected trade.
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B.                 Special Restrictions

No Covered Person may trade in a security that is also the subject of a trade by the Fund or Client if the Covered Person’s transaction would disadvantage or appear to disadvantage the Fund or the Client. The following specific restrictions apply to all trading activity by Covered Persons:

•	Any transaction in a security in anticipation of an order from or on behalf of a Fund or Client (front running) is prohibited.
•	Any transaction of a security included on the Restricted List maintained by the Firm is prohibited. The Restricted List shall include the name of any company as to which one or more individuals at the Firm may have material information which has not been publicly disclosed.
•	Any transaction in a security which the Covered Person knows, or has reason to believe, is being purchased or sold, or is being considered for purchase or sale, by or on behalf of a Fund or Client is prohibited until the Fund’s or Client’s transaction has been completed or consideration of such transaction is abandoned.
•	Any same-day transaction in a security in which any Fund or Client has a pending or actual transaction is prohibited.
•	Any short selling or option trading that is economically opposite any pending transaction for any Fund or Client is prohibited.

C.                Private Investments and Limited Offerings

Due to inherent conflicts of interest associated with investments in the types of vehicles advised by the Firm, any investment by a Covered Person in private investments or pooled investment vehicles, including those managed by the Firm, requires approval from the Compliance Officer prior to any engaging in such a transaction.

Pre-approval is also required for any participation, whether buying or selling, in a limited offering, such as an initial public offering of securities.

D.                Approval Validity Period

The period available to the Covered Person to execute a trade approved by the Compliance Officer is two (2) business days effective from the authorization date (including the approval date). The Covered Person shall apply for a new prior approval if any part of the approved trade is not completed by the end of the approval validity period and he or she wishes to complete it. Consequently, no open order exceeding the approval validity period may be placed.

V.                Exemption from Reporting and Preapproval Requirements

A.                Exemptions from Preapproval Requirements

The following are transactions that do not require preapproval by the Compliance Officer:

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•	transactions in an account over which the Covered Person has no direct or indirect influence or control (provided the account has been approved in accordance with the requirements in V.B., below);
•	transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).
•	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities;
•	acquisitions of securities through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations;
•	transactions in any security that is not a covered security;
•	transactions in ETFs; and
•	such other specific or classes of transactions as may be exempted from time to time by the Compliance Officer based upon a determination that the transactions are unlikely to violate Rule 204A-1 under the Advisers Act.

Note: an exemption from pre-clearance requirements does not imply an exemption from reporting transactions in a quarterly transactions report or reporting holdings in an initial or annual holdings report.

B.                 Exemptions from Reporting Requirements

No transaction reports are required with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans); provided, however, that the Covered Person must still identify the existence of the account in his or her list of accounts and identify the holdings in initial and annual holdings accounts. Transactions that override pre-set schedules or allocations of an automatic investment plan, however, must be included in a quarterly transaction report, and changes to pre-set schedules or allocations must be reported, in each case if they involve covered securities.

A Covered Person is not required to submit any report with respect to securities held in any covered account over which the Covered Person has no direct or indirect influence or control (each, a “Non-Control Account”). Prior to relying on the reporting exception for a Non-Control Account, the Covered Person must obtain the approval of the Compliance Officer that the account qualifies as a Non-Control Account. In connection with seeking and maintaining such approval, the Covered Person must submit to the Compliance Officer:

(i) an executed Certification Form at the time of the initial request for approval and annually thereafter; and

(ii).any other requirements imposed by the Adviser or Compliance Officer (e.g., annual or periodic holdings or transaction reports).

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VI.             Service on Boards of Directors and Other Outside Activities

A Covered Person’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with a Covered Person’s duties to the Firm. Accordingly, Covered Persons are prohibited from serving on the boards of directors of any outside company, unless the service (i) would be in the best interests of the Firm or the Funds and (ii) has been approved in writing by the Compliance Officer. In addition, any Covered Person serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

The Firm also discourages Covered Persons from (i) engaging in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the Covered Person’s duties at the Firm. Accordingly, a Covered Person must obtain pre-approval from the Compliance Officer prior to engaging in any of these activities.

VII.          Gifts and Entertainment

In order to address conflicts of interest that may arise when a Covered Person accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. The following specific restrictions apply.

i	Gifts. No Covered Person may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $150, from any person or entity that does business with or on behalf of the Firm. No Covered Person may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the Compliance Officer.
i	Cash. No Covered Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.
i	Meals. Covered Persons do not need to seek approval for meals, unless they exceed the de minimis value and (i) the meal seems to be excessive and out of the ordinary; or (ii) the person paying for the meal will not be joining the Covered Person(s) for the meal. The same procedures apply when employees are paying for meals for any person or entity that has an existing or potential business relationship with Halyard.
i	Entertainment Events. Employees do not need to seek approval for tickets to sporting events or other entertainment events, unless they exceed the de minimis value and (i) the gift seems to be excessive and out of the ordinary; or (ii) the person providing the ticket(s) will not be joining the Covered Person(s) at the event. The same procedures apply when Covered Persons are giving tickets to any person or entity that has an existing or potential business relationship with Halyard.
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i	Government Officials. This Gift Policy shall not apply to, or be construed to apply to, Contributions to Government Officials (as defined in Section IX below). All Contributions to Government Officials are covered by the Pay-to-Play Policy set forth at Section IX below.
i	Reporting. Each Covered Person must report any gifts or entertainment in excess of de minimis value received in connection with the Covered Person’s employment to the Compliance Officer. The Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Covered Person.
i	Quarterly Transactions Reports. Each Covered Person must include any previously unreported or prospective gift or business entertainment event in excess of the de minimis value on its Quarterly Transaction Statement.
i	Solicited Gifts. No Covered Person may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the Covered Person refers business, or any other entity with which the Firm does business.
i	Referrals. Covered Persons may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the Covered Person expects to personally benefit in any way from the referral.

VIII.       Charitable Contributions

In order to ensure the Firm’s philanthropic donations are not perceived as concerted efforts to unduly influence our investors’ decision-making process, the following rules apply to charitable contributions made on behalf of the Firm or its Covered Persons: (i) charitable contributions in excess of a de minimis amount are prohibited to any organization founded by or operated by an investor or third party that does business with the Firm; (ii) charitable contributions in excess of a de minimis amount are prohibited to any organization where an investor or third party that does business with the Firm serves on the organization’s board; (iii) contributions to special projects solicited by an investor or third party that does business with the Firm are prohibited; and (iv) the Firm will not make a charitable contribution to an organization in an amount greater than $1,000 unless prior approval from the Compliance Officer has been received in addition to providing an explanation of the donation that represents to the Compliance Officer’s satisfaction that none of the above conflicts of interest exist.

The de minimis contribution amount is $100 per year.

IX.             Political Contributions (“Pay-to-Play Rule”)

I.              Statement of Policy

To the extent the Firm provides or seeks to provide investment advisory services to a government entity,1 the Firm will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity are not made with the purpose of influencing the

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award of an advisory contract or the decision to invest in a covered investment pool managed by the Firm. All italicized terms used in these procedures are defined in Section III, “Definitions”.

In this regard, the Firm has adopted policies and procedures in order to comply with Rule 206(4)-5 under the Advisers Act (the “Rule”).2 The Rule, with certain exceptions, prohibits the Firm from:

(i)   receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after the Firm or any of its covered associates makes a contribution to an official of such government entity;

(ii)  coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which the Firm is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where the Firm is providing or seeking to provide advisory services to a government entity; and

(iii)   making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of the Firm unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as the Firm.

The Rule applies only to the extent that the Firm provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Firm.

1	The Firm will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Firm.
2	The Firm may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city in which such program or plan is located. (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)
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II.	Procedures

These procedures seek to ensure that neither the Firm nor any of its covered associates makes or has made a contribution in violation of the restrictions on political contributions that the Firm has adopted herein on or after March 14, 2011. In addition, these procedures prohibit the Firm from paying or entering into an agreement to pay a third party on or after a date to be specified by the Securities and Exchange Commission (the “SEC”) to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.

A.	Political Contributions

(i)	(a) Preclearance of Political Contributions: The Firm and each covered associate must obtain the prior written approval of the Compliance Officer before making a contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office (a “Candidate”). In seeking preclearance under this paragraph (i) and under paragraphs (ii) and (iii) of this Section II(A), the Firm and each covered associate should submit the Political Contribution Preclearance Form or such other form as may be approved by the Compliance Officer.

(b)	Certain De Minimis Contributions: As a matter of policy, the Compliance Officer expects to approve a contribution by a covered associate per election of up to $350 in the case of a contribution to an official for whom such covered associate is entitled to vote and up to $150 in the case of a contribution to an official for whom such covered associate is not entitled to vote, provided that the Compliance Officer concludes that such contribution is not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by the Firm and is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by the Firm. Notwithstanding the foregoing, the Compliance Officer will not approve any contribution that would result in serious adverse consequences to the Firm under the Rule.

(ii)	Preclearance of Coordination and Solicitation of Contributions and Payments: The Firm and each covered associate must obtain the prior written approval of the Compliance Officer prior to coordinating or soliciting any person or political action committee to make (a) a contribution to a Candidate, or (b) a payment to a political party of a state or locality. In this regard, the Firm and each covered associate must obtain the prior written approval of the Compliance Officer prior to consenting to the use of its name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising
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for such person.

(iii)	Preclearance of Contributions to Political Action Committees and State and Local Political Parties: The Firm and each covered associate must obtain the prior written approval of the Compliance Officer prior to making any contribution to a political action committee or a state or local political party. The Compliance Officer will inquire as to how the contribution will be used in order to determine whether the political action committee or political party is closely associated with an official of a government entity. In the event the Compliance Officer determines that the political action committee or political party is closely associated with an official of a government entity, the Compliance Officer will make a determination as to whether to permit the Firm or the covered associate to make a contribution to such political action committee or political party. As a matter of policy, the Compliance Officer expects to approve a contribution by a covered associate to a political action committee or a state or local political party if the contribution is within the de minimus stipulated in paragraph (i) above not more than $350 or $150, as applicable.

(iv)	Special Disclosure Prior to Hire, Promotion or Transfer: Prior to the hiring, promotion or transfer of a person that would result in such person serving as a covered associate of the Firm, such person will be required to disclose, as a condition of the hiring, promotion or transfer, all of the contributions and payments made by such person to Candidates, political action committees and state and local political parties within the preceding two years (if the person will solicit clients for the Firm) or six months (if the person will not solicit clients for the Firm). To the extent the Firm is aware that the person has made a contribution or payment in violation of these procedures, the Firm will make a determination as to whether to hire, promote or transfer such person to serve as a covered associate.

(v)	Exception for Certain Returned Contributions: The prohibition of the Rule (on receiving compensation for providing advisory services to a government entity for two years after the Firm or a covered associate has made a contribution to an official of such government entity) will not apply in certain instances where the triggering contribution is returned. In the event the Compliance Officer discovers that a covered associate has made a contribution in violation of these procedures, the Compliance Officer will make a determination as to whether it will require the covered associate to seek to obtain a return of the contribution. In the event the Compliance Officer determines that it is necessary to require the covered associate to seek to obtain a return of the contribution, it will, within four months after the date of the contribution and 60 days after discovering the contribution, take all available steps to cause the contributing covered associate to seek to obtain a return of such contribution and will take such other remedial or preventive measures
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that it determines are appropriate under the circumstances. the Firm’s reliance on this exception for returned contributions is limited to no more than twice for each 12-month period and no more than once for each covered associate, regardless of the time period.

(vi)	Indirect Violations: Neither the Firm nor any of its covered associates may do anything that would result in an indirect violation of these procedures.

(vii)	Reporting of Political Contributions and Payments: In the event that the Firm or a covered associate makes a direct or indirect contribution or payment to a Candidate, a political action committee or a political party of a state or political subdivision thereof, the [Compliance Officer]/[Chief Financial Officer] (on behalf of the Firm) or such covered associate, as applicable, must submit a written report to the Compliance Officer as soon as possible, and in no event later than thirty (30) days after the date such contribution or payment was made, disclosing the amount and date of such contribution or payment and the name and title of the recipient. the Firm or covered associate should submit such written report using the Political Contribution Report or such other form as may be approved by the Compliance Officer. Covered associates will also be required to complete quarterly political contributions and payments reports.

(viii)	Recordkeeping: The Compliance Officer will compile and keep a list of (a) the names, titles and business and residence addresses of all covered associates of the Firm, (b) all government entities to which the Firm provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which the Firm provides or has provided investment advisory services, as applicable, in the past five years (but not prior to[March 14, 2011]), and (c) all direct or indirect contributions made by the Firm or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or a political action committee on or after March 14, 2011. The records described in (c) above will be listed in chronological order and will indicate (1) the name and title of each contributor, (2) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (3) the amounts and date of each contribution or payment, and (4) whether any such contribution was the subject of the exception for certain returned contributions.

With respect to any covered investment pool client that is a registered investment company in which a government entity may invest through an omnibus account (each, a “registered covered investment pool”), the Firm may make and keep, as an alternative to the records relating to a covered investment pool described in (viii)(b) above, a list or other record that includes:

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(a)	Each government entity that invests in a registered covered investment pool, where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of the government entity on the records of the registered covered investment pool or its transfer agent;

(b)	Each government entity, the account of which was identified as that of a government entity – at or around the time of the initial investment – to the Firm or one of its client servicing employees, regulated persons or covered associates;

(c)	Each government entity that sponsors or establishes a 529 Plan and has selected a specific registered covered investment pool as an option to be offered by such 529 Plan;

(d)	Each government entity that has been solicited to invest in a registered covered investment pool either (1) by a covered associate or regulated person of the Adviser; or (2) by an intermediary or affiliate of the registered covered investment pool if a covered associate, regulated person or client servicing employee of the Firm participated in or was involved in such solicitation, regardless of whether such government entity invested in the registered covered investment pool; and

(e)	A list of each government entity to which the Firm markets, whether successfully or not.

The Firm may select one or more employees to be responsible for maintaining this alternative set of records.

B.	Payments to Third Parties to Solicit Advisory Business from Government Entities

(i)	Review and Approval of Third Party Solicitation Agreements: The Compliance Officer will review and approve each third party solicitation agreement or arrangement prior to the Firm entering into such agreement or arrangement.

(ii)	Required Disclosure by Regulated Persons: Prior to the Firm providing or agreeing to provide payment to a third party to solicit advisory business from a government entity on its behalf, the will require the third party to provide, as a condition to the Firm engaging such third party, a written representation regarding its status as a regulated person. In addition, the will take any additional measures it deems necessary to verify such third party’s status as a regulated person.

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(iii)	Ongoing Review of Regulated Person Status: In the event the Firm provides or agrees to provide payment to a third party to solicit advisory business from a government entity, the Firm will require such third party to provide the Firm with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as the Firm deems satisfactory to verify such third party’s status as a regulated person as of such date.

(iv)	Recordkeeping: the Firm will keep a list of the name and business address of each regulated person to whom the Firm provides or agrees to provide, on or after a date to be specified by the SEC, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

C.	Sub-Advisory Arrangements

(i)	Serving as Subadviser: In the event the Firm enters into an agreement or other arrangement with a third party whereby the Firm will serve as a subadviser to an aunt or a covered investment pool managed by such third party, the will obtain all necessary information from the third party in order to determine whether a government entity invests in such account or covered investment pool. In the event a government entity does invest in such account or covered investment pool, the CCO will take appropriate measures with respect to such government entity in order to ensure compliance with these procedures.

(ii)	Hiring of Subadviser: In the event the Firm hires a third party to serve as a subadviser to an account or a covered investment pool in which a government entity invests, the Compliance Officer will require such third party to disclose whether it or any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule. In addition, the Compliance Officer will require the third party to verify on an ongoing basis that neither the third party nor any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.

III.           Definitions

“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

“Covered associates” means (i) the Firm’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) the Firm’s employees who solicit a government entity for the Firm and persons who supervise, directly or indirectly, such employees; and (iii) any political action committee controlled by the Firm or by any person described in (i) or (ii) above. An “executive officer” of the Firm means the president,

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any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of the Firm who performs a policy-making function or any other person who performs similar policy-making functions for the Firm.

“Covered Investment Pool” means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under Section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either Section 3(c)(1), Section 3(c)(7) or Section 3(c)(11) of that Act.

“Government entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in Section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm by the government entity.

“Payments” means gifts, subscriptions, loans, advances or deposits of money or anything of value.

“Regulated person” means

(i)  an investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which the Firm is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services;

(ii)   a “broker”, as defined in Section 3(a)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”), or a “dealer”, as defined in Section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under Section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such

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restrictions are consistent with the objectives of such Rule; or

(iii)  a “municipal advisor” registered with the SEC under Section 15B of the Exchange Act and subject to the rules of the Municipal Securities Rulemaking Board, provided that (A) such rules prohibit municipal advisors from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on municipal advisors than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such restrictions are consistent with the objectives of such Rule.

“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Firm, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

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X.                Reporting Violations

Every Covered Person must immediately report any violation of the Code to the Compliance Officer. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any Covered Person who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

XI.             Exceptions to the Code

The Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

i	The Covered Person seeking the exception provides the Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the Covered Person seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Covered Person;
i	The Compliance Officer believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the Covered Person’s or the Firm’s fiduciary duty to any Fund; and
i	The Covered Person provides any supporting documentation that the Compliance Officer may request from the Covered Person.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

XII.          Administration and Recordkeeping of the Code

The Compliance Officer will receive and review all reports submitted pursuant to the Code. The Compliance Officer will review the reports to determine that Covered Person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The Compliance Officer also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

i	A record of any violation of the Code, and of any action taken as a result of the violation;
i	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, a Covered Person;
i	A record of each report made by a Covered Person, including any brokerage confirmations and brokerage account statements obtained from Covered Persons;
i	A record of copies of all preclearance forms, [certifications and other information relating to Non-Control Accounts;
i	A record of the names of persons who are currently, or within the past five years were, Covered Persons;
i	A record of any decision, and the reasons supporting the decision, to approve the acquisition of a covered security; and
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i	A record of any exception from the Code granted by the Compliance Officer, all related documentation supplied by the Covered Person seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

Finally, the Compliance Officer will ensure that the Firm’s Form ADV (1) describes the Code in Item 11 of Part 2A and (2) offers to provide a copy of the Code to any client or prospective client upon request.

XIII.       Sanctions

Any violation of any provision of the Code may result in disciplinary action. The Compliance Officer will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

XIV.       Acknowledgment of Receipt and Compliance

The Firm will provide each Covered Person with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Compliance Officer. Each Covered Person must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Covered Person has received, reviewed, and understands, the Code.

XV.          Confidentiality

A.                All reports of personal securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

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